                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                              permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Doral Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                          DORAL FINANCIAL CORPORATION
       (Doral Financial logo)              1159 F.D. Roosevelt Avenue
                                          San Juan, Puerto Rico 00920

                                                                  March 22, 1999

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Doral Financial Corporation. The meeting will be held at the El Morro Room, Ritz-Carlton San Juan Hotel & Casino, 6961 Los Gobernadores Avenue, Isla Verde, Puerto Rico on Thursday, April 22, 1999. The meeting will begin promptly at 11:00 a.m., local time.

     Doral Financial Corporation's management considers the annual meeting an excellent opportunity to discuss your corporation's progress. We urge you to attend. Stockholders will have the opportunity to ask questions during the meeting.


     We also urge you to review the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. Your vote is important, and the prompt return of your proxy card will ensure that your vote is counted. Your participation in the affairs of the Company is an essential ingredient of Doral Financial Corporation's vitality. Please note that sending us your proxy will not prevent you from voting in person at the meeting should you so desire.


     We appreciate your interest and investment in Doral Financial Corporation and hope to see you at the annual meeting.

                                         Sincerely,
                                         /s/ Salomon Lewis

                                         Salomon Levis
                                         Chairman of the Board and
                                         Chief Executive Officer

                          DORAL FINANCIAL CORPORATION
                           1159 F.D. Roosevelt Avenue
                          San Juan, Puerto Rico 00920

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     To Be Held On Thursday, April 22, 1999

     The annual meeting of stockholders of Doral Financial Corporation (the "Corporation") will be held at the El Morro Room, Ritz-Carlton San Juan Hotel & Casino, 6961 Los Gobernadores Avenue, Isla Verde, Puerto Rico on Thursday, April 22, 1999, beginning at 11:00 a.m., local time. At the meeting, stockholders will consider and act upon the following proposals:

        1. The election of eight directors of the Corporation;

        2. A proposal to amend the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000 shares;

        3. A proposal to amend the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of serial preferred stock from 2,000,000 to 10,000,000 shares;

        4. The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent accountants for the fiscal year ending December 31, 1999; and

        5. Such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record as of the close of business on March 15, 1999 are entitled to notice of, and to vote at, the annual meeting or any adjournments. A list of these stockholders will be available for inspection for a period of 10 days prior to the annual meeting at the office of the Corporation at 1159 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                                       By order of the Board of Directors,
                                               /s/ Richard F. Bonini

                                       Richard F. Bonini
                                       Senior Executive Vice President
                                       and Secretary

Dated: March 22, 1999

                          DORAL FINANCIAL CORPORATION
                           1159 F.D. Roosevelt Avenue
                          San Juan, Puerto Rico 00920

                            ------------------------

                                PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of stockholders of Doral Financial Corporation to be held on Thursday, April 22, 1999, beginning at 11:00 a.m., local time, at the El Morro Room, Ritz-Carlton San Juan Hotel & Casino, 6961 Los Gobernadores Avenue, Isla Verde, Puerto Rico, and at any postponements or adjournments thereof.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Corporation's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, proposals to increase the number of authorized shares of common stock and serial preferred stock and the ratification of the Corporation's independent auditors. In addition, the Corporation's management will report on the performance of the Corporation during 1998 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

     Only stockholders of record at the close of business on the record date, March 15, 1999, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

     Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to personally vote at the meeting.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 40,428,920 shares of common stock of the Corporation were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Corporation, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Corporation either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

     - for election of the nominated slate of eight directors (see page 6);

     - for the increase in the number of authorized shares of common stock from 50,000,000 to 200,000,000 shares (see page 21);

     - for the increase in the number of authorized shares of serial preferred stock from 2,000,000 to 10,000,000 shares (see page 22); and

     - for ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent auditors (see page 24).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no legal effect on the election of directors.

     Increase in number of Authorized Shares of Common Stock and Serial Preferred Stock. The affirmative vote of a majority of the outstanding shares of common stock is required for the proposed amendments to the Corporation's Certificate of Incorporation to increase the number of authorized shares of common stock and serial preferred stock. Since abstentions and broker non-votes will not be voted for these proposals, they will have the same legal effect as a negative vote.

     Ratification of Independent Auditors and Other Items. For the ratification of the Corporation's independent auditors and any other item voted upon at the annual meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions and broker non-votes will not be voted for any such matter. Accordingly, abstentions and broker non-votes will have the same legal effect as a negative vote.

WHO WILL BEAR THE COSTS OF SOLICITING PROXIES FOR THE ANNUAL MEETING?

     The cost of soliciting proxies for the Annual Meeting will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Corporation who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of the Corporation by brokers, nominees, custodians and other similar parties.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS


     The following table shows, as of March 1, 1999, the amount of the Corporation's common stock beneficially owned (unless otherwise indicated in the footnotes) by each director, nominee for director, executive officer named in the Cash Compensation Table and 5% shareholder of the Corporation, and by all directors and executive officers of the Corporation as a group. The information is based on reports filed with the SEC and information provided by the persons named below. In addition, as of March 1, 1999, Luis Alvarado, an Executive Vice President of the Corporation, beneficially owned 300 shares of the Corporation's 7% Noncumulative Monthly Income Preferred Stock Series A, which represented less than 1/10 of 1% of the total number of outstanding shares of such series of preferred stock. No other director, nominee or executive officer owned shares of preferred stock of the Corporation as of such date.



                                                                    AMOUNT AND NATURE          PERCENT
                  NAME OF BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
                  ------------------------                    -----------------------------    --------
Management
------------------------------------------------------------
Salomon Levis(3)............................................              569,684                 1.4%
Richard F. Bonini...........................................              465,840                 1.2%
Mario S. Levis(3)(4)........................................              633,712                 1.6%
Zoila Levis(3)..............................................              385,044                 1.0%
David Levis(3)(5)...........................................              455,012                 1.1%
Edison Velez................................................                1,000                   *
Edgar M. Cullman, Jr.(6)....................................            5,878,851                14.5%
John L. Ernst(6)............................................            5,878,851                14.5%
Efraim Kier.................................................                5,500                   *
A. Brean Murray.............................................                   --                  --
Victor M. Pons, Jr..........................................                  520                   *
All directors, nominees and executive officers as a group,
  consisting of 16 persons, including those named above.....            8,499,839                21.0%
Other Principal Holders
------------------------------------------------------------
Edgar M. Cullman(6).........................................            5,878,851                14.5%
387 Park Avenue South
New York, N.Y. 10016
Louise B. Cullman(6)........................................            5,878,851                14.5%
387 Park Avenue South
New York, N.Y. 10016
Susan R. Cullman(6).........................................            5,878,851                14.5%
387 Park Avenue South
New York, N.Y. 10016
Frederick M. Danziger(6)....................................            5,878,851                14.5%
2 East 73rd Street
New York, N.Y. 10021

                                                                    AMOUNT AND NATURE          PERCENT
                  NAME OF BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
                  ------------------------                    -----------------------------    --------
Lucy C. Danziger(6).........................................            5,878,851                14.5%
2 East 73rd Street
New York, N.Y. 10021
Cullman and Ernst Group(7)..................................            5,878,851                14.5%
387 Park Avenue South
New York, N.Y. 10016
Levis Family(3).............................................            2,043,452                 5.1%
1159 F.D. Roosevelt Avenue
San Juan, Puerto Rico
Fidelity Management & Research Company(8)...................            2,226,750                 5.5%
FMR Corp.
82 Devonshire Street
Boston, MA 02109


---------------------

      * Represents less than 1% of the Corporation's outstanding Common Stock.

     (1) Except as noted in the footnotes below, the information is based on the SEC's definition of "beneficial ownership", which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days. Where more than one person shares investment and voting power in the same shares or if such shares are owned by any member of the Cullman and Ernst Group, such shares are shown more than once. Such shares are reflected only once, however, in the total for all directors and officers as a group.

     Certain of the persons named in the table disclaim beneficial ownership of some of the shares included in the table as follows:

     - Salomon Levis, Zoila Levis, David Levis and Mario S. Levis, each disclaim beneficial ownership of all shares reflected as owned by the Levis Family that are not owned by them directly.


     - Edgar M. Cullman, Jr. -- 2,480,784 shares in which he holds shared investment and/or voting power and 3,249,996 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).


     - John Ernst -- 347,525 shares in which he holds shared investment and/or voting power and 5,454,350 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

     - Edgar M. Cullman -- 2,668,184 shares in which he holds shared investment and/or voting power and 2,907,676 shares in which he holds no investment and/or voting power other than the understanding referred to in footnote(7).

     - Louise B. Cullman -- 2,144,672 shares in which she holds shared investment and/or voting power and 3,491,549 in which she holds no investment or voting power other than the understanding referred to in footnote(7).

     - Susan R. Cullman -- 2,389,338 shares in which she holds shared investment and/or voting power and 3,303,797 in which she holds no investment or voting power other than the understanding referred to in footnote(7).

     - Frederick M. Danziger -- 412,272 shares in which he holds shared investment and/or voting power and 5,410,411 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

     - Lucy C. Danziger -- 2,534,362 shares over which she holds shared voting and/or investment power and 3,123,411 shares over which she has no investment or voting power other than the understanding referred to in footnote(7).

     (2) Includes the number of shares that could be purchased by exercise of stock options exercisable at March 1, 1999 or within 60 days after that date under the Corporation's stock option plan as follows: Salomon Levis -- 1,000 shares, Zoila Levis -- 500 shares, Richard F. Bonini -- 1,000 shares, Mario S. Levis -- 500 shares, Edison Velez -- 1,000 shares, all directors, nominees and executive officers as a group -- 8,000 shares.

     (3) Salomon Levis, the current Chairman of the Board and Chief Executive Officer of the Corporation, Zoila Levis, the President of the Corporation and David Levis, a director emeritus of the Corporation and the former Chairman of the Board and Chief Executive Officer of the Corporation, are siblings. Mario S. Levis is the son of David Levis and the nephew of Salomon Levis and Zoila Levis. As of March 1, 1999, Salomon Levis, Zoila Levis, David Levis and Mario S. Levis owned an aggregate of 2,043,452 shares (including 2,000 shares subject to stock options exercisable on April 1, 1999) of common stock or approximately 5.1% of the outstanding common stock of the Corporation. On October 1, 1995, Salomon Levis, Zoila Levis, Mario S. Levis and David Levis filed a Schedule 13D with the SEC stating that there is no agreement or understanding among the members of the Levis family regarding the holding or voting of the shares of common stock held by them other than an informal understanding to consult with each other regarding the voting and disposition of the shares owned by each of them. The
Schedule 13D disclaims that the persons filing the Schedule 13D constitute a group for purposes of the Securities Exchange Act of 1934 and states that each such person has sole voting and investment power with respect to the respective shares of common stock owned by them and each disclaims any beneficial interest in the shares of common stock owned by the others.

     (4) Includes 900 shares of common stock owned by the spouse of Mario S. Levis.

     (5) David Levis is a director emeritus of the Corporation and is the former Chairman of the Board and Chief Executive Officer of the Corporation.

     (6) Member of the Cullman and Ernst Group. Edgar M. Cullman is the father of Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger, the husband of Louise B. Cullman, and the uncle of John L. Ernst. Lucy C. Danziger is the wife of Frederick M. Danziger.


     (7) As of March 1, 1999, a group consisting of Edgar M. Cullman, his son Edgar M. Cullman, Jr., a director of the Corporation, direct members of their families and trusts for their benefit, Mr. John L. Ernst, also a director of the Corporation, his sister and direct members of their families and trusts for their benefit owned an aggregate of 5,878,851 shares of common stock or approximately 14.5% of the outstanding common stock. Among others, Messrs. Cullman and Cullman, Jr. and their wives, Mr. Ernst and to a lesser extent Mr. Danziger (who is a member of the Cullman and Ernst Group), hold investment and voting power or shared investment and voting power over such shares. Mr. Danziger is the brother-in-law of Mr. Edgar M. Cullman, Jr. and a former director of the Corporation. A Schedule 13D filed with the SEC on behalf of the Cullman and Ernst Group states that there is no formal agreement governing the group's holding and voting of such shares, but that there is an informal understanding that the persons and trusts included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities.


     (8) Based on information contained in a Schedule 13G filed with the SEC jointly by EMR Corp., Fidelity Management & Research Company, Edward C. Johnson and Abigail P. Johnson. EMR is the parent corporation of Fidelity Management & Research Company and members of the Johnson family and trusts for their benefit are the predominate owners of the voting stock of EMR. Edward C. Johnson and Abigail P. Johnson are also directors of EMR. According to the Schedule 13G, Fidelity Management & Research Company, an investment advisory firm, has purchased shares of common stock of the Corporation for client accounts over which the Corporation has discretionary investment authority. According to the Schedule 13G, no single client owns more than 5% of the outstanding common stock of the Corporation.

                   ELECTION OF DIRECTORS AND RELATED MATTERS

ELECTION OF DIRECTORS

     At the annual meeting, eight directors comprising the entire Board of Directors of the Corporation are to be elected. The Board of Directors has proposed the nominees listed below for election as directors to serve until the 2000 annual meeting or until their successors are duly elected and qualified. Mr. Efraim Kier was appointed to the Board of Directors on August 12, 1998, to fill the vacancy created by the resignation of Frederick M. Danziger. Accordingly, Mr. Kier is standing for election for the first time.

     Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby will be voted for the election of the nominees listed below. Each of the nominees has agreed to serve for a one year term. If any of them should become unable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxies shall be voted for a substitute nominee or nominees to be designated by the Board of Directors. If no substitute nominees are available, the size of the Board of Directors will be reduced.

     Other than Mr. Bonini's employment agreement, which requires the Board of Directors of the Corporation to nominate him for election as a director, there are no arrangements or understandings between the Corporation and any person pursuant to which such person has been elected a director.

     The following table sets forth as of March 1, 1999, certain information with respect to each nominee for director.


                                                                                               DIRECTOR
NAME                                      PRINCIPAL OCCUPATION AND OTHER INFORMATION            SINCE
----                                      ------------------------------------------           --------
Salomon Levis(1)                 Chairman of the Board and Chief Executive Officer of the        1988
                                 Corporation since February 1990; Chairman of the Board and
                                 Chief Executive Officer of Doral Bank, a wholly-owned
                                 subsidiary of the Corporation; Chairman of the Board, Doral
                                 Mortgage Corporation, Doral Securities, Inc., and Doral
                                 Money, Inc. each a wholly-owned subsidiary of the Corpora-
                                 tion; President and Chief Executive Officer of the
                                 Corporation (1989-1991); Chairman of the Board, Doral
                                 Mortgage Corporation, a wholly-owned subsidiary of the
                                 Corporation (1988-1990); President and Chief Operating
                                 Officer, Doral Mortgage Corporation (1985-1988). Age 56.
Richard F. Bonini                Senior Executive Vice President of the Corporation since        1976
                                 1988; Chief Financial Officer of Corporation since April
                                 1996 and Secretary of the Corporation since December 1991;
                                 Director and Secretary of Doral Bank; President of Doral
                                 Money, Inc., Secretary of Doral Mortgage Corporation;
                                 Consultant to Culbro Corporation (1989-1990); Senior Vice
                                 President, Culbro Corporation and Vice President of the
                                 Corporation (1976-1988); Mr. Bonini was formerly a director of Search Capital Group (automobile financing), which filed for relief from its creditors under Chapter 11 of the
                                 Federal Bankruptcy Code in February 1998. Age 60.

                                                                                               DIRECTOR
NAME                                      PRINCIPAL OCCUPATION AND OTHER INFORMATION            SINCE
----                                      ------------------------------------------           --------
Edgar M. Cullman, Jr.(2)         President and Chief Executive Officer of General Cigar          1988
                                 Holdings, Inc. since December 1996; Chief Executive Officer
                                 Culbro Corporation from April 1996 to December 1996;
                                 President, Culbro Corporation from 1984 to December 1996;
                                 Executive Vice President, Culbro Corporation (1983-1984);
                                 President, General Cigar & Tobacco Co. (1980-1983);
                                 Director, General Cigar Holdings, Inc., and Bloomingdale
                                 Properties, Inc. (investments and real estate). Formerly a director of The Eli Witt Company, which filed for relief
                                 from its creditors under Chapter 11 of the Federal
                                 Bankruptcy Code in November 1996. Age 52.
John L. Ernst(2)                 Chairman of the Board and President of Bloomingdale             1989
                                 Properties, Inc., since September 1984; Director, General
                                 Cigar Holdings, Inc. and Griffin Land & Nurseries, Inc. Age
                                 58.
Efraim Kier                      President and Chief Executive Officer of A&M Contractors,       1998
                                 San Juan, Puerto Rico (real estate development and
                                 management) since 1978. Age 69.
Zoila Levis(1)                   President of the Corporation since August 1991; Director of     1991
                                 Doral Bank and Doral Securities, Inc.; Executive Vice
                                 President of the Corporation from January 1990 to August
                                 1991; President of Z. Levis Assoc. (real estate development)
                                 from January 1985 to December 1989. Age 51.
A. Brean Murray                  Chairman of the Board and Chief Executive Officer of Brean      1994
                                 Murray & Co., Inc., an investment banking firm for more than the past five years; Director, American Asset Management
                                 (money management) and BMI Capital Corp. (asset management), formerly a director of Search Capital Group (automobile
                                 financing), which filed for relief from its creditors under
                                 Chapter 11 of the Federal Bankruptcy Code in February 1998.
                                 Age 61.
Victor M. Pons, Jr.              Attorney in private practice since 1992; Chief Justice of       1994
                                 the Supreme Court, Commonwealth of Puerto Rico (1985-1992).
                                 Age 63.

---------------------

     (1) Zoila Levis is the sister of Salomon Levis.

     (2) Edgar M. Cullman, Jr. and John L. Ernst are cousins.

DIRECTORS' MEETINGS

     The Board of Directors held seven meetings during the year ended December 31, 1998. Each director except for John Ernst, who was absent from three meetings, attended at least 75% of the total number of meetings of the Board and of all committees on which he or she served during such period.

BOARD COMPENSATION


     Each member of the Board of Directors who is not an employee of the Corporation receives an annual stipend of $18,000 payable monthly plus $1,000 for each committee meeting attended, including committee meetings held on the same day as a regular Board meeting.


INDEMNIFICATION OF DIRECTORS

     The Corporation has obtained directors and officers liability insurance for its directors and officers. The Corporation's Restated Certificate of Incorporation contains a provision that exempts directors from personal liability for monetary damages to the Corporation or its shareholders for violations of the duty of care, to the fullest extent permitted by the Puerto Rico General Corporation Law. The Corporation has also agreed to indemnify its directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law.

BOARD COMMITTEES


     The Board of Directors has standing Audit and Compensation Committees. The Audit and Compensation Committees each met twice during 1998. The Board does not have a standing nominating committee or other committee performing a similar function.


     The Audit Committee reviews audit reports and the scope of the audit by both the Corporation's staff and its independent accountants and related matters pertaining to the preparation and examination of the Corporation's financial statements. The committee also makes recommendations to the Board of Directors with respect to those matters as well as with respect to the appointment of the Corporation's independent accountants. The members of the Audit Committee are Messrs. Pons and Murray.

     The Compensation Committee is charged with reviewing the Corporation's general compensation strategy, reviewing benefit programs, administering the Corporation's stock option plan, approving the compensation of the Chief Executive Officer and approving certain other employment contracts for senior executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee are Messrs. Cullman, Jr., Ernst and Kier. None of such persons is or was during 1998 an executive officer of the Corporation. Since January 1, 1998, none of the executive officers of the Corporation has served as a director, executive officer or compensation committee member of another entity which had an executive officer who served as a compensation committee member or director of the Corporation.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. A. Brean Murray, a nominee for director of the Corporation, is the Chairman of the Board and Chief Executive Officer of Brean Murray & Co., Inc., an investment banking firm which in the past has rendered investment banking services to the Corporation. Brean Murray & Co., Inc. acted as the managing underwriter for a syndicate of underwriters in connection with a public offering of shares of common stock of the Corporation that closed in February 1998. Brean Murray & Co. received underwriting discounts and commissions in connection with this public offering of approximately $1,799,570.

     Salomon Levis owns 50% of the shares of Sana Mortgage Bankers, Inc. ("Sana"), a mortgage banking firm that is run by Ms. Hernandez, his former spouse. During 1998, the Corporation purchased $88.2 million in mortgage loans originated by Sana. During 1998, Sana also referred mortgage loans to the Corporation in its capacity as a mortgage broker. Brokerage fees payable to Sana in connection with mortgage loans originated through Sana and closed by the Corporation are payable by the borrower and not by the Corporation. The Corporation believes that these transactions with Sana were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions originated directly by the Corporation or referred to the Corporation by other unrelated mortgage brokerage or mortgage banking firms.

     From time to time, the Corporation makes mortgage loans to persons who purchase homes in residential housing projects developed by Lema Development, S.E. or other entities controlled by Arturo Madero. Mr. Madero is the spouse of Zoila Levis, the President of the Corporation. All such loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions for persons purchasing homes in projects developed by unaffiliated persons. Management believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.


     During 1998, Aidiliza Levis, the daughter of David Levis, the former Chairman of the Board and a director emeritus of the Corporation, sister of Mario S. Levis, an Executive Vice President and Treasurer of the Corporation, and the niece of Salomon Levis and Zoila Levis, the Chairman of the Board and President, respectively, of the Corporation, was employed as the President of Centro Hipotecario, Inc., a wholly-owned subsidiary of the Corporation. During 1998, she received compensation of $582,364 (including contributions to the Corporation's Target Benefit Pension Plan).



     During 1998, David R. Levis, the son of David Levis, the brother of Mario
S. Levis, and the nephew of Salomon Levis and Zoila Levis was employed by the Corporation and received compensation of $54,412. During 1998, Samuel Levis, the son of Salomon Levis and the nephew of Zoila Levis and David Levis, was employed by Doral Mortgage Corporation and received compensation of $56,938 (including contributions to the Corporation's Target Benefit Pension Plan). During 1998, Joviana Ramos, the spouse of Mario S. Levis, was employed by the Corporation and received compensation of $47,155.



     Puerto Rico Island Rental Limited Dividend Partnership, S.E., a Puerto Rico partnership (the "Partnership"), owed the Corporation $3.4 million as of December 31, 1998. The Partnership was formed in 1990 under a private syndication in which members of management were investors. As of March 1, 1999, Mario S. Levis, Luis Alvarado, and Ernesto Carattini, each an executive officer of the Corporation, and Edison Velez, the President of Doral Mortgage were investors in the Partnership. The board of directors of the Partnership's general partner is also composed of members of management of the Corporation. The amount owed by the Partnership consists of $1.0 million in promissory notes and $2.4 million in accrued and unpaid interest and advances made by the Corporation on behalf of the Partnership. The $1.0 million in notes represents the unpaid principal balance of promissory notes issued by the Partnership in payment of approximately $4.7 million in real estate owned ("REO") purchased by the Partnership from the Corporation in December 1990. The purchase price consisted of $600,000 in cash and $4.1 million in promissory notes. The notes bear interest payable monthly at the Citibank, N.A. prime rate (with a maximum and minimum rate of 13.5% and 9%, respectively) and mature on April 1, 2006. In addition to the $1.0 million in notes, as of December 31, 1998, the Partnership also owed the Corporation approximately $771,000, in past due interest and $1.6 million in advances made by the Corporation on behalf of the Partnership. During the past five years, the Corporation has charged approximately $2.4 million against earnings to reserve against possible losses from amounts due from the Partnership. Of this amount, $500,000 was charged off during 1998.


     Doral Bank and Doral Securities, Inc. ("Doral Securities"), each a wholly-owned subsidiary of the Corporation, have had, and expect to have in the future, banking or securities transactions in the ordinary course of business with directors and executive officers of the Corporation. All extensions of credit to any of these persons by Doral Bank or Doral Securities have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

     The following table shows certain information with respect to mortgage loans made by the Corporation or other wholly-owned mortgage banking subsidiaries of the Corporation, to executive officers of the Corporation and to certain related interests of directors and executive officers of the Corporation, including the Partnership. The table does not include loans made prior to January 1, 1998 that have been sold to investors and are, therefore, no longer owned by the Corporation. Except for the loan to the Partnership, these loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. Except for the loan to the Partnership, management believes that these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

                                                            YEAR LOAN     HIGHEST PRINCIPAL     PRINCIPAL BALANCE   INTEREST
                    NAME AND POSITION                         MADE      AMOUNT DURING 1998(1)      AT 12/31/98        RATE
                    -----------------                       ---------   ---------------------   -----------------   --------
Puerto Rico Island Rental Limited Dividend Partnership,
  S.E.(2).................................................    1990            $1,600,000           $1,011,000        9.000%
Victor M. Pons(3).........................................    1998            $  250,000           $  248,000         7.25%
Victor M. Pons(3).........................................    1998            $  200,000           $  200,000         7.50%
Aidiliza Levis(4).........................................    1996            $  416,130           $  411,000         7.50%
Mario S. Levis(5).........................................    1998            $  460,000           $  458,000         7.00%
Ricardo L. Melendez(6)....................................    1998            $  227,150           $  225,000        7.375%
Zoila Levis(7)............................................    1998            $  138,520           $  137,600        6.375%
Zoila Levis(7)............................................    1998            $  108,500           $  105,400        7.625%
Edison Velez(8)...........................................    1998            $  140,800           $  140,000         8.95%
Edison Velez(8)...........................................    1998            $  268,000           $  267,800        7.375%

---------------------

     (1) All loans shown for individuals are secured by mortgages on residential properties.

     (2) Refer to information shown above for information regarding this transaction.

     (3) Victor M. Pons is a director of the Corporation.

     (4) Aidiliza Levis is the niece of Salomon Levis and Zoila Levis and the sister of Mario S. Levis. She is also the President of Centro Hipotecario, Inc., a wholly-owned subsidiary of the Corporation.

     (5) Mario S. Levis is an Executive Vice President and Treasurer of the Corporation.

     (6) Ricardo Melendez is a Vice President and Chief Accounting Officer of the Corporation.

     (7) Zoila Levis is the President and a director of the Corporation.

     (8) Edison Velez is the President of Doral Mortgage Corporation.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is supplied with respect to the executive officers of the Corporation who do not serve on the Corporation's Board of Directors. There are no arrangements or understandings pursuant to which any of these executive officers were selected as an officer, except for their employment agreements with the Corporation. None of the executive officers shown below is related to any other director or executive officer of the Corporation by blood, marriage or adoption, except that Mario S. Levis is the nephew of Salomon Levis and Zoila Levis.


                                                     PRINCIPAL OCCUPATION
             NAME                                 DURING THE PAST FIVE YEARS                   AGE
             ----                                 --------------------------                   ---
Luis A. Alvarado                 Executive Vice President of the Corporation since 1985;       50
                                 Director of Doral Bank; Chief Financial Officer of the
                                 Corporation from 1985 to April 1996; President of Doral
                                 Bank, a wholly-owned subsidiary of the Corporation from
                                 September 1993 until April 1996; Senior Vice President and
                                 Controller of the Corporation (1980-1985).
Ernesto Carattini                President of HF Mortgage Bankers Division since September     51
                                 1995; Executive Vice President of Doral Mortgage Corporation
                                 for more than five years prior thereto.
Mario S. Levis                   Executive Vice President of the Corporation since September   35
                                 1995: Treasurer of the Corporation since December 1991;
                                 Director of Doral Securities, Inc.; Executive Vice President
                                 of Doral Mortgage Corporation; Senior Executive Trader of
                                 the Corporation from 1988 to December 1991. Trader, Merrill
                                 Lynch Pierce Fenner & Smith Incorporated (1987-1988).
Ricardo Melendez                 Vice President and Chief Accounting Officer of the            40
                                 Corporation since July 1995; Chief Financial Officer of
                                 Doral Bank, a wholly-owned subsidiary of the Corporation
                                 from September 1993 to July 1995; Senior Assistant to CEO
                                 and CFO of the Corporation from May 1991 to September 1993;
                                 Audit Manager and Senior Auditor, Price Waterhouse from July
                                 1986 to May 1991.
Francisco Rivero                 Executive Vice President -- Administration and New Business   39
                                 Development since 1998; Regional Vice President and Puerto
                                 Rico General Manager of Hamilton Bank, NA (commercial bank)
                                 from 1997 to 1998; President of Economic Development Bank
                                 for Puerto Rico from 1993 to 1997.
Frederick C. Teed                Executive Vice President -- Banking Operations since March    41
                                 1, 1996; Federal Thrift Regulator, Office of Thrift
                                 Supervision, Department of the U.S. Treasury, for more than five years prior thereto.
Edison Velez                     President of Doral Mortgage Corporation since September       37
                                 1995, Senior Vice President of Doral Mortgage Corporation
                                 for more than five years prior thereto.
Carlos Vina                      Corporate Controller since April 1997; Controller H.F.        32
                                 Mortgage Bankers Division from November 1992 to April 1997;
                                 Audit Senior Arthur Andersen & Co. from December 1988 to
                                 November 1989.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on reports filed with the SEC and information obtained from officers and directors of the Corporation, the Corporation is not aware of any failure by the executive offices or directors of the Corporation to file on a timely basis any reports required to be filed by Section 16(a) of Securities Exchange Act of 1934 with respect to beneficial ownership of shares of the Corporation except: one late report filed by Ricardo Melendez relating to the purchase of 1,000 shares, one late report filed by Efraim Kier relating to his initial appointment as a director and seven late reports by Ernesto Carattini relating to the purchase of 8,000 shares.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     Policies. The compensation policy of the Corporation is to provide its executive officers and managers with a level of pay and benefits that will assure the Corporation's competitiveness and continued growth. This policy is designed to retain key executives critical to the Corporation's long-term success and attract and retain qualified personnel. The Corporation competes for talented executives in the highly competitive financial services market where successful entrepreneurial executives are highly compensated. The Corporation also competes for executives with a background in Puerto Rican financial services. To obtain and retain highly qualified and motivated executives, the Compensation Committee believes it is advisable to enter into employment agreements with senior executive officers that contain incentive arrangements which compensate highly for profitability and performance.


     The Compensation Committee's responsibilities include overseeing the Corporation's compensation policies, supervising compensation for management and employee benefits and administering the Corporation's restricted stock, stock incentive compensation and other employee benefit plans.

     The Compensation Committee develops and negotiates employment agreements with certain key executive officers. These employment agreements normally include base salaries and incentive compensation arrangements designed to reward management for achieving certain performance levels. In order to determine appropriate levels of executive compensation, the Compensation Committee considers various factors, including individual performance, and evaluates the progress of the Corporation towards attaining its long-term goals. Generally, as a person's level of responsibility increases, greater portions of total compensation are based on performance as opposed to base salaries and benefits. Compensation packages of executive officers have been structured to attempt to compensate them to a substantial extent on a combination of the profitability of the Corporation as a whole or the productivity of their particular divisions or subsidiaries.

     The Compensation Committee is also responsible for developing or reviewing incentive compensation arrangements which the Corporation enters into with officers and key individuals who do not have written employment agreements. See "Executive Compensation -- Summary of Compensation Plans -- Deferred Incentive Compensation Agreements." The deferred incentive compensation agreements are designed to reward executive officers and key employees for assisting the Corporation in achieving various targets.


     Based on the Compensation Committee's recommendations, the Corporation has in the past also made grants of restricted stock to senior executives. See "Executive Compensation -- Summary of Compensation Plans -- 1988 Restricted Stock Plan." Such awards were made both as an incentive for continued employment and future performance as well as a reward for past performance. The Compensation Committee also administers the Corporation's 1997 Employee Stock Option Plan. Under this plan, options may be granted to any employee of the Company, including executive officers. Options are designed primarily as a retention device for employees and generally vest over two years.


     Chief Executive Officer's Compensation. The Compensation Committee reviews compensation arrangement for senior executives in companies highly successful in the mortgage banking business and for investment banking executives in order to formulate a level of base compensation and the returns on which Mr. Levis' incentive compensation may be based. The Compensation Committee has determined that return on equity is of material importance to the overall long-term growth and profitability of the Corporation. Accordingly, the Compensation Committee has sought to structure employment agreements for the Chief Executive Officer that set a high return on equity as a base level (15% return on equity after taxes) for the payment of incentive compensation. On May 1, 1997, the Company entered into a new three year employment agreement with

Mr. Levis that expires on December 31, 1999 (the "1997 Employment Agreement"). The 1997 Employment Agreement provides for a basic annual salary of $1,500,000. The 1997 Employment Agreement also contains an incentive bonus tied to a percentage (15%) of adjustable net income over a minimum threshold of a 15% return on stockholders' equity. The Committee felt it was appropriate that all incentive compensation be directly tied to the Corporation achieving a level of profitability above a minimum threshold of return on stockholders' equity. As in the case of Mr. Levis' prior employment agreement, the Committee felt it was prudent to establish a maximum aggregate amount ($4.5 million) that may be paid to Mr. Levis in salary and incentive compensation to avoid possible distortions from unforeseen market results. See "Employment Agreements and Other Compensation Arrangements" for additional information regarding the 1997 Employment Agreement.


     Section 162 (m) of the Internal Revenue Code. The Committee has considered the impact of the provisions of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") that provides that compensation paid to a corporation's chief executive officer or its four other most highly compensated executive officers may not be deducted for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. Because as a Puerto Rico corporation the Corporation is not required to pay federal income taxes except for any income related to the conduct of a trade or business in the United States, Section 162(m) should not limit the tax deductions available to the Corporation for executive compensation in the near future.


                                         Compensation Committee of the Board of
                                         Directors

                                         Edgar Cullman, Jr., Chairman
                                         John L. Ernst
                                         Efraim Kier

     The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

     The Corporation entered into an employment agreement with Salomon Levis, which became effective as of January 1, 1997 and expires on December 31, 1999. Under the terms of the Agreement, Mr. Levis is entitled to receive annually a base salary of $1,500,000 plus incentive compensation equal to 15% of the amount of the Corporation's annual consolidated net income after taxes and after adding back incentive compensation payable to executive officers of the Corporation ("Adjusted Net Income") in excess of an amount equal to a 15% return on stockholders' equity. At the discretion of the Board of Directors, up to 50% of the incentive compensation can be paid in common stock of the Corporation. Mr. Levis' annual salary and incentive compensation is subject to a maximum of $4.5 million per year.

     The Corporation entered into an employment agreement with Zoila Levis, President of the Corporation, which became effective as of January 1, 1997 and expires on December 31, 1999. Under the terms of the agreement, Zoila Levis is entitled to receive annually a base salary of $500,000 plus incentive compensation equal to the sum of the following: (i) $300,000 if the Corporation earns at least $10.0 million of Adjusted Net Income; (ii) $300,000 of the Corporation earns Adjusted Net Income up to $20 million; and (iii) 5% of Adjusted Net Income in excess of $20 million, but only to the extent such Adjusted Net Income exceeds an amount equal to a

15% return on stockholders' equity. At the discretion of the Board of Directors, up to 50% of the incentive compensation can be paid in common stock of the Corporation. Ms. Levis' annual salary and incentive compensation is subject to a maximum of $1.7 million per year.

     The Corporation entered into an employment agreement with Richard F. Bonini, Senior Executive Vice President and Chief Financial Officer which became effective as of January 1, 1997 and expires on December 31, 1999. Pursuant to the terms of the agreement, Mr. Bonini is entitled to receive annually a base salary of $390,000 plus incentive compensation equal to 5% of Adjusted Net Income to the extent such Adjusted Net Income exceeds an amount equal to a 15% return on stockholders' equity. At the discretion of the Board of Directors, up to 50% of the incentive compensation may be paid in the common stock of the Corporation. Mr. Bonini's annual salary and incentive compensation is subject to a maximum of $1.2 million per year.


     The Corporation entered into an Employment Agreement, dated December 1, 1998, with Mario S. Levis, Executive Vice President and Treasurer of the Corporation, which expires on December 31, 2000. Pursuant to the terms of the Agreement, Mr. Levis is entitled to a base salary of $390,000 plus incentive compensation equal to 5% of Adjusted Net Income to the extent such Adjusted Net Income exceeds an amount equal to a 15% return on stockholders' equity. At the discretion of the Board of Directors, up to 50% of the incentive compensation may be paid in common stock of the Corporation. Mr. Levis' annual salary and incentive compensation is subject to a maximum of $1.2 million per year.


     Each of the employment agreements with Salomon Levis, Zoila Levis, Mario S. Levis and Richard F. Bonini provide that if such agreements are terminated following a change of control of the Corporation, the named executive officer would be entitled to receive all compensation due under the agreement for the calendar year in which such termination occurs. For purposes of computing the incentive compensation under each of the employment agreements with Salomon Levis, Zoila Levis, Mario S. Levis and Richard F. Bonini, shares of nonconvertible preferred stock are not treated as stockholders' equity and the dividends payable on such preferred stock is treated as interest that reduces Adjusted Net Income.


     Although the Corporation's employment agreements with the executive officers named above permit the Corporation to pay up to 50% of incentive compensation in common stock of the Corporation, existing rules of the National Association of Securities Dealers applicable to corporations whose shares trade on the NASDAQ National Market System, limit the ability of the Corporation to issue shares of its common stock to executive officers without prior shareholder approval and such approval has not been requested by the Corporation.


     Doral Mortgage Corporation ("Doral Mortgage") entered into an employment agreement with Edison Velez, the President of Doral Mortgage, dated as of December 31, 1996, which became effective on January 1, 1997 and expired on December 31, 1998. Pursuant to the terms of the agreement, Mr. Velez was entitled to receive annually (i) a base salary equal to $240,000 and (ii) and an incentive bonus equal to the lesser of (x) 200,000 and (y) 3% of the net income of Doral Mortgage over and above $3 million derived from mortgage banking activities. During 1998, the cap on the incentive bonus was increased to $300,000. One-half of the incentive compensation is subject to a deferral arrangement whereby Mr. Velez is not entitled to collect the deferred portion of the incentive compensation until five years after the incentive compensation was earned. Doral Mortgage's obligation to make the payment at the end of the deferral period is unfunded. The deferred portion of the incentive compensation earns interest at 1% below the prime rate of the Chase Manhattan Bank. The Agreement provided that if it is terminated following a change of control of the Corporation, Mr. Velez will be entitled to receive all compensation due under the Agreement for the calendar year in which the termination occurs. While Mr. Velez' employment agreement was not in effect for 1996, his salary and incentive compensation for 1996 were determined on the same basis as set forth in his employment agreement except that the incentive bonus for 1996 was payable in full and not subject to deferral. Doral Mortgage and Mr. Velez are in the process of negotiating a new employment agreement.

                           SUMMARY COMPENSATION TABLE

     The following table includes information concerning the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation, for services rendered in all capacities during the fiscal years ended December 31, 1998, 1997 and 1996.

                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                         ANNUAL COMPENSATION                  ------------
                                           ------------------------------------------------    NUMBER OF
                                                                                 OTHER           STOCK
                NAME AND                                                        ANNUAL          OPTIONS         ALL OTHER
           PRINCIPAL POSITION              YEAR     SALARY       BONUS      COMPENSATION(1)    GRANTED(2)    COMPENSATION(3)
           ------------------              ----   ----------   ----------   ---------------   ------------   ---------------
Salomon Levis............................  1998   $1,500,000   $3,000,000       $  -0-           2,000          $ 19,088
Chairman of the Board and                  1997    1,500,000    1,871,867          -0-             -0-            18,701
Chief Executive Officer                    1996      700,000    2,989,826          -0-             -0-            18,691
Zoila Levis..............................  1998   $  500,000   $1,200,000       $  -0-           1,000          $ 16,691
President                                  1997      500,000    1,200,000          -0-             -0-            16,394
                                           1996      300,000    1,200,200          -0-             -0-            28,953
Richard F. Bonini........................  1998   $  390,000   $  810,000       $  -0-           2,000          $ 30,000
Senior Executive Vice                      1997      390,000      623,956          -0-             -0-            30,000
President and Secretary                    1996      240,000      810,263          -0-             -0-            30,000
Mario S. Levis...........................  1998   $  390,000   $  810,000       $  -0-           1,000          $  8,177
Executive Vice President                   1997      275,000      774,165          -0-             -0-             8,066
and Treasurer                              1996      275,000      804,058          -0-             -0-             8,042
Edison Velez.............................  1998   $  240,000   $  150,000       $  -0-           2,000          $155,386
President,                                 1997      240,000      129,622          -0-             -0-           106,866
Doral Mortgage Corporation                 1996      245,192      171,708          -0-             -0-             6,667

---------------------


     (1) Amounts shown do not include amounts expended by the Corporation pursuant to plans (including' group life and health) that do not discriminate in scope, term or operation in favor of executive officers or directors of the Corporation and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by the Corporation which may have a value as a personal benefit to the named individual. The value of perquisites and such other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.


     (2) Adjusted to reflect the Corporation's two-for-one stock split effected May 20, 1998.


     (3) The amounts show, include the Corporation's contribution to the Corporation's Target Benefit Pension Plan, a defined contribution pension plan as follows:



                                           SALOMON LEVIS   ZOILA LEVIS   MARIO S. LEVIS   EDISON VELEZ
                                           -------------   -----------   --------------   ------------
1998.....................................     $19,088        $16,691         $8,177          $5,386
1997.....................................      18,701         16,394          8,066           6,866
1996.....................................      18,691         16,380          8,042           6,667

     In each of the three years, the amount for Mr. Bonini, includes a lump sum payment of $30,000 in lieu of his participation in the Target Benefit Plan. The amounts shown for Mr. Velez includes $150,000 in 1998 and $100,000 in 1997, of incentive compensation deferred pursuant to his Employment Agreement.

     The amount shown for Zoila Levis in 1996, includes $72,573 representing dividends received on restricted stock during 1996. Dividends are paid on shares of restricted stock to the same extent that dividends are paid on unrestricted shares of the Corporation's common stock.

                          OPTIONS GRANTED DURING 1998

     The table below shows the following information with respect to options granted during 1998 to the Corporation's Chief Executive Officer and to the other executive officers named in the Cash Compensation Table:


     - the number of shares of common stock underlying options granted during the year;

     - the percentage that such options represent of all options granted to employees during the year;

     - the exercise price;

     - the expiration date; and

     - the hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

     The hypothetical value of the options as of their date of grant has been calculated below, using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and the Corporation's use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

                                                                    % OF TOTAL
                                                                     OPTIONS
                                                      NUMBER OF     GRANTED TO      EXERCISE                  HYPOTHETICAL
                                                       OPTIONS     EMPLOYEES IN      PRICE       EXPIRATION     VALUE AT
NAME                                                  GRANTED(1)   FISCAL YEAR    ($/SHARE)(1)      DATE      GRANT DATE(2)
----                                                  ----------   ------------   ------------   ----------   -------------
Salomon Levis.......................................    2,000           *          15$7/32         4/1/08        $9,840
Zoila Levis.........................................    1,000           *          15 7/32         4/1/08         4,920
Richard F. Bonini...................................    2,000           *          15 7/32         4/1/08         9,840
Mario S. Levis......................................    1,000           *          15 7/32         4/1/08         4,920
Edison Velez........................................    2,000           *          15 7/32         4/1/08         9,840

---------------------

      * Represents less than 1%

     (1) Adjusted for two-for-one stock split effective May 20, 1998.

     (2) The estimated present value at grant date of options granted during 1998 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of four years; a risk-free interest of 5.62%, representing the yield on a U.S. Treasury strip on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 36%; and a dividend yield of 1.58%, representing the current $0.24 per share annualized dividends divided by the fair market value of the common stock on the date of grant. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

OPTIONS EXERCISES AND VALUES FOR 1998

     The table below sets forth the following information with respect to the status of the options of each of the persons named in the Cash Compensation Table at December 31, 1998:

     - the total number of exercisable and non-exercisable stock options held at December 31, 1998, and

     - the aggregate dollar value of in-the-money exercisable and unexercisable options at December 31, 1998.


     No options were exercised by any of the named executive officers during the year ended December 31, 1998.

                                                                                               VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                                  OPTIONS AT 12/31/98               12/31/98(1)
                                                              ---------------------------   ---------------------------
NAME                                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                          -----------   -------------   -----------   -------------
Salomon Levis...............................................      --            2,000          --            $13,800
Zoila Levis.................................................      --            1,000          --              6,900
Richard F. Bonini...........................................      --            2,000          --             13,800
Mario S. Levis..............................................      --            1,000          --              6,900
Edison Velez................................................      --            2,000          --             13,800

---------------------

     (1) In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $22 1/8, the last sales price reported for the common stock for NASDAQ National Market transactions on December 31, 1998.


SUMMARY OF COMPENSATION PLANS

     1997 Employee Stock Option Plan. On March 7, 1997, the Corporation approved the adoption of the Corporation's 1997 Employee Stock Option Plan (the "1997 Option Plan"). The 1997 Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), none of whose members may receive options. The Committee determines the form of the option agreements to be used under the 1997 Option Plan, and the terms and conditions to be included in such option agreements. Under the 1997 Option Plan, an aggregate of 2,000,000 shares of common stock have been authorized for issuance upon exercise of options, subject to adjustment for stock splits, recapitalizations and similar events. Options may be granted under the 1997 Option Plan at prices equal to 100% of the fair market value of common stock on the date of the grant.


     The 1997 Option Plan provides for the grant of stock options that are intended to qualify as "qualified stock options", ("QSOs") under Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended, as "incentive stock options" under Section 422 of the U.S. Internal Revenue Code ("ISOs") or "non-statutory stock options" ("NSOs"). Unless an option agreement provides otherwise, all options granted are 50% exercisable after one year and 100% exercisable after two years, with all such options terminating no later than ten years from the date of grant, except for ISOs granted to a 10% shareholder, in which case the maximum term is five years. The 1997 Option Plan permits the delivery, with the consent of the Committee, of previously-owned common stock in payment of shares purchased upon exercise of the option. The 1997 Option Plan also contains a limitation on the dollar amount of QSOs or ISOs which may be granted to any employee and additional restrictions pertaining to any grant to a 10% shareholder. No options may be granted under the 1997 Option Plan after March 7, 2007.

     The 1997 Option Plan permits the granting of stock appreciation rights ("SARs") in tandem with the granting of stock options. Such SAR entitles the holder to receive in cash upon exercise the difference between the option exercise price and the market value of common stock in lieu of exercising the related option.

     Options and SARs granted under the 1997 Option Plan are not transferrable, except by will or applicable laws of descent and distribution. Under the 1997 Option Plan, upon the occurrence of certain "change of control" transactions involving the Corporation all options then outstanding under the 1997 Option Plan become immediately exercisable.

     1988 Restricted Stock Plan. The Corporation has in effect the Restricted Stock Plan of Doral Financial Corporation (the "Restricted Stock Plan"). The Restricted Stock Plan is administered by the Compensation Committee, none of whose members is eligible to be awarded Restricted Stock. The Restricted Stock Plan permits the Compensation Committee to award up to a total of 1,000,000 shares of common stock to key employees, including officers of the Corporation and its subsidiaries. As of March 1, 1999, 288,776, shares were available for issuance under the Restricted Stock Plan. The Restricted Stock Award (the "Award") is awarded at such times and in such number of shares as the Compensation Committee determines. The Corporation may grant a portion of the shares awarded in installments over a period of one to five years. No monetary consideration is paid by an employee for the Award or for the grant of the shares thereunder. Under the Restricted Stock Plan, the shares issued are subject to restrictions on sale and must be returned if the recipient leaves the Corporation's employ prior to the expiration of a stated period of time. Such restrictions generally lapse within five years from the date of the Award or earlier termination of employment by reason of death or disability.

     Retirement Plan. The Corporation maintains a Target Benefit Pension Plan (the "Retirement Plan") for the benefit of all eligible employees. The Retirement Plan covers all full time employees of the Corporation who have completed one year of service and have attained age 21. Under the Retirement Plan, the Corporation contributes annually the funding amount which is projected to be necessary to fund the target benefit. The target benefit is based on years of service and the employee's compensation, as defined in the Retirement Plan. The Corporation has the right to terminate the Retirement Plan at any time. Upon termination, all amounts credited to the participant's accounts will become 100% vested. Contributions to the Retirement Plan during the year ended December 31, 1998 amounted to approximately $998,000.

     The estimated annual benefits payable under the Retirement Plan as a life annuity on retirement at normal retirement age, which assumes service will continue until age 65 at 1998 base salaries, for Salomon Levis, Zoila Levis, Mario S. Levis and Edison Velez were $4,459, $6,351, $10,533 and $7,743, respectively. Mr. Bonini does not participate in the Retirement Plan.

     Deferred Incentive Compensation Agreements. The Corporation has entered into deferred incentive compensation arrangements with certain key employees of the Corporation and its subsidiaries. Such employees are eligible to defer the receipt of incentive compensation. The amount of incentive compensation is credited annually based on a specified percentage of the net income of the Corporation, its subsidiaries or divisions. The Corporation's obligation to make the payments at the end of the deferral period is unfunded, and all such payments are to be made out of the general assets of the Corporation. The Corporation is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any deferral amount. The Corporation accrued $975,000 as deferred compensation for 1998.

                               PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under these Acts.

     The Performance Graph compares the yearly percentage change in the Corporation's cumulative total stockholder return on its common stock to that of the Center for Research in Securities Prices ("CRSP") NASDAQ Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks (SIC 6000-6799 US & Foreign). The Performance Graph assumes that $100 was invested on December 31, 1993 in each of the Corporation's common stock, the CRSP NASDAQ Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks (SIC 6000-6799 US & Foreign).

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

                             PERFORMANCE GRAPH FOR
                          DORAL FINANCIAL CORPORATION

Prepared by the Center for Research in Security Prices



                                     LEGEND

SYMBOL        CRSP TOTAL RETURNS INDEX FOR:                      12/1993   12/1994   12/1995   12/1996   12/1997   12/1998
------        -----------------------------                      -------   -------   -------   -------   -------   -------
__________ M  Doral Financial Corporation                        100.00      71.3     121.3     184.9     346.4     611.5
 . . __ . . Q  NASDAQ Stock Market (US Companies)                 100.00      97.8     138.3     170.0     208.3     293.5
- - - - -  0  NASDAQ Financial Stocks                            100.00     100.2     146.0     187.1     285.9     276.3
              SIC 6000-6799 US & Foreign

NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.0 on 12/31/1993.

           AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has declared advisable and directed that there be submitted to the stockholders at the annual meeting a proposed amendment to Article Fourth of the Corporation's Restated Certificate of Incorporation that would increase the number of authorized shares of common stock of the Corporation from 50,000,000 shares to 200,000,000 shares. The text of the proposed amendment to Article Fourth of the Corporation's Restated Certificate of Incorporation is set forth in Exhibit A attached hereto.

PURPOSE AND EFFECTS OF THE PROPOSED AMENDMENT

     As of the close of business on March 15, 1999 there were 40,428,920 shares of the Corporation's common stock issued and outstanding. As of this date, there were 1,933,714 shares of authorized and unissued shares of common stock reserved for issuance upon conversion of the Corporation's outstanding 8% Convertible Cumulative Preferred Stock and an additional 800,000 shares were reserved for issuance upon the exercise of certain purchase rights (the "Rights") granted to Popular, Inc. under an Exchange Agreement between the Corporation and Popular, Inc. In addition as of such date, there were 2,000,000 shares reserved for issuance pursuant to the 1997 Option Plan and 288,766 shares reserved for use in connection with the Restricted Stock Plan.


     After giving effect to the shares that are outstanding or reserved for future issuance as described above, there are only 1,933,714 shares of authorized and unissued common stock and 56,000 shares of treasury stock available to the Corporation. Management believes that the amount of available shares of common stock is not sufficient to meet the Corporation's future needs. Approval of this proposal should provide the Corporation with sufficient common stock to meet its needs for the foreseeable future.

     The principal purpose of the proposed amendment is to increase the number of shares of common stock available for possible future financing and acquisition transactions, stock dividends or distributions, stock splits in the form of stock dividends, employee and officer compensation plans and other general corporate purposes. In addition, from time to time, the Corporation engages in discussions concerning possible acquisitions that could involve the issuance of securities by the Corporation. There are, however, no currently existing agreements or agreements in principle which call for the issuance by the Corporation of shares of common stock in connection with any proposed acquisition. The Corporation has no present plans to issue shares of common stock in connection with any acquisition or financing transaction other than upon conversion of the outstanding shares of the Corporation's 8% Convertible Cumulative Preferred Stock. Favorable market conditions, changes in the Corporation's financial condition or other circumstances could, however, result in a determination by the Corporation to issue additional shares of common stock or other securities convertible into shares of common stock.


     In addition, if approved, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes and considerations as the Board of Directors may approve. No further vote of shareholders of the Corporation will be required for the issuance of these shares of common stock, except as provided under the law of the Commonwealth of Puerto Rico or the rules of any national securities exchange or automated quotation system on which the common stock of the Corporation may be listed or quoted. The Corporation does not intend to solicit stockholders for any further authorization for the issuance of the additionally authorized shares of common stock. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford the Corporation greater flexibility in acting upon proposed transactions. The additional shares of common stock would be identical in terms to the shares of common stock of the Corporation currently authorized under the Corporation's Restated

Certificate of Incorporation. Holders of common stock do not have preemptive rights to purchase shares of common stock.


     The sale of any additional authorized shares will reduce the percentage of the total number of outstanding shares held by any stockholder. Such a sale should not, however, have a dilutive effect on the market price of the common stock unless the additional shares are sold for less than the then fair market value of the common stock. The Board of Directors does not anticipate issuing shares of common stock for less than fair market value except upon the conversion of the currently outstanding 8% Convertible Cumulative Preferred Stock or pursuant to any dividend reinvestment plan that may be established in the future.


     Substantial amounts of the additional authorized common stock could be issued to delay or defeat a change in control of the Corporation and, accordingly, under certain circumstances, could discourage transactions that might otherwise have a favorable effect on the price of the common stock. The Corporation does not currently expect to use unissued common stock for this purpose. The Board of Directors is not aware of any proposal to effect a change in control or takeover of the Corporation.

VOTE REQUIRED AND RECOMMENDATION


     The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to authorize the proposed amendment to increase the number of authorized shares of common stock.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

       AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
           THE NUMBER OF AUTHORIZED SHARES OF SERIAL PREFERRED STOCK

     The Board of Directors has declared advisable and directed that there be submitted to the stockholders at the annual meeting a proposed amendment to the Corporation's Restated Certificate of Incorporation that would increase the number of authorized shares of serial preferred stock, $1.00 par value per share, from 2,000,000 shares to 10,000,000 shares. The text of Article Fourth as it is proposed to be revised, assuming stockholder approval of this proposal and the proposal to increase the number of authorized shares of common stock, is set forth in Exhibit A attached hereto.

PURPOSE AND EFFECTS OF PROPOSED AMENDMENT

     Under the Corporation's current Restated Certificate of Incorporation, the Corporation has a total of 2,000,000 authorized shares of serial preferred stock. After giving effect to a public offering of 1,495,000 shares of serial preferred stock on February 22, 1999 and to the designated shares of the Corporation's 8% Convertible Cumulative Preferred Stock, there were only 485,000 shares of serial preferred stock available for issuance.

     The Board of Directors believes that the proposed increase in the number of authorized shares of serial preferred stock is necessary to maintain a balanced capital structure for the Corporation as it continues to grow. The shares of serial preferred stock will be available for issuance from time to time for such corporate purposes and consideration as the Board of Directors may approve, and no further vote of stockholders of the Corporation will be required, except as provided by the applicable law of Puerto Rico or by any rule of a securities exchange or automated quotation system applicable to the Corporation. The Corporation does not intend to solicit stockholders for any further authorization for the issuance of the additionally authorized shares of serial preferred stock. The purposes for which serial preferred stock can be issued include, among other things, issuance in public or private sales for cash to obtain capital for use in the Corporation's business or operations, issuance in connection with the acquisition of other businesses or properties by the Corporation or issuance in connection with stock splits or dividends. The availability of the shares of serial preferred stock for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford the Corporation greater flexibility and efficiency in acting upon proposed transactions. The Corporation has no plans to issue additional shares of serial preferred stock in the immediate future.

     The shares of serial preferred stock may be issued in one or more series. The Board of Directors or a committee thereof will have broad discretion with respect to designating and establishing the terms of each series of serial preferred stock prior to its issuance. The Board of Directors may fix for each series:

     - the number of shares constituting the series,

     - the rate or rates (which may be floating, variable or adjustable) or the method of determining such rate or rates and the time and manner of payment of dividends, if any (and whether such payment should be in cash or securities),

     - whether shares may be redeemed or repurchased, in whole or in part, at the option of the holder or the Corporation and, if so, the price or prices and the terms and conditions of such redemption or purchase, the amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or other winding up of the Corporation,

     - sinking fund provisions, if any, for the redemption or purchase of shares,

     - the terms and conditions, if any, on which shares may be converted into or exchanged for shares of common stock or other capital stock or securities of the Corporation,

     - voting rights, if any, and

     - any other rights and preferences of the shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.

     All shares of serial preferred stock which may be redeemed or retired by sinking fund payment, repurchased by the Corporation or converted into common stock, shall have the status of authorized and unissued shares of serial preferred stock and may be reissued by the Board of Directors as shares of the same or any other series, unless otherwise provided with respect to any series in the resolution of the Board of Directors creating such series.

     Ownership of shares of serial preferred stock will not entitle the holder thereof to any preemptive rights to subscribe for or purchase any additional securities issued by the Corporation.


     Upon the issuance of any series of serial preferred stock, the holders of shares of such series will have certain preferences over the holders of outstanding shares of common stock, depending upon the specific terms of such series designated by the Board. For example, the provisions of a particular series of serial preferred stock could prohibit the declaration and payment of dividends on the common stock until full dividends on all outstanding shares of such series for all past periods and for the current dividend period shall have been declared and paid by the Corporation or the Corporation shall have set apart a sum sufficient for such payment. In addition, to the extent that serial preferred stock is made convertible into common stock, such conversion would result in dilution of the voting power and equity interest of holders of common stock.


     In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the then outstanding serial preferred stock will be entitled to receive the amount fixed for such purpose by the Board of Directors together with all accumulated and unpaid dividends.

Depending upon the consideration paid for any series of serial preferred stock and the liquidation preference of such series, the issuance thereof could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of the Corporation.


     The outstanding shares of any series of serial preferred stock, or any part thereof, which are by their terms redeemable, may be redeemed at any time at the option of the Corporation, subject to and in accordance with such terms and conditions as may be designated by the Board of Directors in creating such series. The amount payable by the Corporation upon redemption of the serial preferred stock will be the redemption price fixed for the shares of each series by the Board of Directors together with all accumulated and unpaid dividends, if any. Subject to the terms and conditions established by the Board of Directors in creating the various series of serial preferred stock, the Corporation may redeem all or any part of the shares of any serial preferred stock without redeeming all or any part of the shares of any other series.


     The Board of Directors is authorized to determine the terms and conditions on which shares of any series of the serial preferred stock may be converted into or exchanged for any other shares of capital stock or securities of the Corporation, if the shares of such series are issued with the privilege of conversion or exchange.

     Serial preferred stock could be issued to delay or defeat a change in control of the Corporation and, accordingly, under certain circumstances, could discourage transactions that might otherwise have a favorable effect on the price of the common stock. The Corporation does not currently expect to use the serial preferred stock for this purpose. The Board of Directors is not aware of any proposal to effect a change in control of the Corporation.

VOTE REQUIRED AND RECOMMENDATION


     The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to authorize the proposed amendment to increase the number of authorized shares of serial preferred stock.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SERIAL PREFERRED STOCK.


                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as the Corporation's independent accountants to audit its financial statements for the year ending December 31, 1999. This selection was recommended by the Audit Committee of the Board of Directors. PricewaterhouseCoopers LLP has served as the Corporation's independent public accountants since 1977. During the year ended December 31, 1998, PricewaterhouseCoopers LLP received fees of approximately $417,775 for all services rendered to the Corporation.

     The submission of this proposal to a vote of shareholders is not legally required. If the selection of PricewaterhouseCoopers LLP is not approved, the Board of Directors will reconsider its selection. The affirmative vote of a majority of the shares of common stock represented, in person or by proxy, at the annual meeting is required to adopt this proposal.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

VOTE RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders to be held in April 2000 must be received by the Corporation at its principal executive office by the close of business on November 22, 1999. Proposals should be directed to the attention of the Secretary.

                                 ANNUAL REPORT

     A copy of the Corporation's Annual Report to Shareholders containing the consolidated financial statement of the Corporation for the fiscal year ended December 31, 1998 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

     Upon receipt of a written or oral request, the Corporation will furnish to any stockholder without charge a copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from the Corporation upon the payment to the Corporation of the costs of furnishing them. Such written or oral request should be directed to: Secretary, Doral Financial Corporation, 1159 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920, telephone number (787) 749-7100.

                                 OTHER MATTERS

     Management knows of no matters which may be brought before the annual meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should come before the annual meeting or any adjournment thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies in accordance with their judgment on such matters.


     The above Notice of Meeting and Proxy Statement are sent by order of the Board of Directors of Doral Financial Corporation.


                                    /s/ Richard F. Bonini
                                    Richard F. Bonini
                                    Senior Executive Vice President
                                    and Secretary

Dated: March 22, 1999

                                   EXHIBIT A
          PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
            TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                         AND OF SERIAL PREFERRED STOCK

     The first paragraph of Article FOURTH of the Corporation's Restated Certificate of Incorporation shall be amended to read as follows:

          "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is [210,000,000] (1) shares, consisting of [200,000,000] (2) shares of Common Stock, $1.00 par value, and [10,000,000] (3) shares of Serial Preferred Stock, $1.00 par value."
---------------

(1) Assumes approval of proposed amendment to increase both the number of authorized shares of common stock and serial preferred stock.

(2) If the proposal to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000 shares is adopted.

(3) If the proposal to increase the number of authorized shares of serial preferred stock from 2,000,000 to 10,000,000 shares is adopted.

                       (Doral Financial Corporation Logo)

                          DORAL FINANCIAL CORPORATION
                            1159 F.D. ROOSEVELT AVE.
                          SAN JUAN, PUERTO RICO 00920


                                     PROXY

     SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

     The undersigned holder of Common Stock of Doral Financial Corporation (the "Corporation") hereby authorizes and appoints Salomon Levis, Zoila Levis and Richard F. Bonini, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at the El Morro Room, Ritz-Carlton Hotel & Casino, 6961 Los Gobernadores Avenue, Isla Verde, Puerto Rico at 11:00 a.m., local time, on Thursday, April 22, 1999 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of the Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.

     Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.

     Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.

                                     (Continues and to be signed on other side)

                            - FOLD AND DETACH HERE -

          IF NO DIRECTION IS GIVEN, THIS PROXY WILL            Please mark
             BE VOTED FOR ITEMS 1, 2, 3 AND 4                  your votes as  X
                                                               indicated in
                                                               this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4



No. 1 - Election Directors:                                                             FOR           WITHHELD
        Nominees are Richard F. Bonini, Edgar M. Cullman, Jr., John L. Ernst,        all listed       as to all
        Efraim Kier, Salomon Levis, Zolla Levis, A. Brean Murray and Victor M.        nominees         nominees
        Pons, Jr.

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

--------------------------------------------------------------------------------------------------------------------------

No. 2 - Amendment to Restated Certificate of Incorporation to increase number of authorized shares of Common Stock.

                 FOR          AGAINST        ABSTAIN                  To vote in accordance with the Board of Directors
                                                                      recommendation, just sign below. No boxes need to
                 [ ]            [ ]            [ ]                    be checked.


No. 3 - Amendment to Restated Certificate of Incorporation to         Dated                                      , 1999
        increase number of authorized shares of Serial Preferred            --------------------------------------
        Stock.
                 FOR          AGAINST        ABSTAIN                  Signature:
                                                                                ---------------------------------------
                 [ ]            [ ]            [ ]

No. 4 - Appointment of PricewaterhouseCoopers LLP as                  Signature:
        Independent Accountants.                                                ---------------------------------------

                 FOR          AGAINST        ABSTAIN                  Please mark, date and sign as your name appears to
                 [ ]            [ ]            [ ]                    the left and return in the enclosed envelope. If
                                                                      acting as executor, administrator, trustee, guardian,
                                                                      etc, you should so indicate when signing. If the
                                                                      signer is a corporation, please sign the full corporate
                                                                      name by duly authorized officer. If shares are held
                                                                      jointly, each shareholder named should sign.
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